As filed with the Securities and Exchange Commission on August 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

Ekso Bionics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	99-0367049 (I.R.S. Employer Identification No.)
1414 Harbour Way, Suite 1201 Richmond, California (Address of Principal Executive Offices)	94804 (Zip Code)

2014 Equity Incentive Plan
(Full Title of the Plan)

Nathan Harding, CEO

Ekso Bionics Holdings, Inc.

1414 Harbour Way, Suite 1201

Richmond, CA 94804

(510) 984-1761

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michelle L. Basil, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210

(617) 439-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☑

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	14,410,000	(1)	$0.86	(2)	$12,329,973	(2)	$1,588.10
(1)	This registration statement covers up to 14,410,000 shares of Common Stock that may be issued under the registrant’s 2014 Equity Incentive Plan (the “Plan”). This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the price at which options may be exercised and where such price is not known, the average of the high and low sale prices as of August 20, 2014, which was $1.10.

Part II

Information Required in Registration Statement

Item 3.    Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a)	The prospectus filed by Ekso Bionics Holdings, Inc. (the “Registrant”) pursuant to Rule 424(b) filed with the Securities and Exchange Commission (the "Commission") on June 24, 2014, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)	The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2013, March 31, 2014 and June 30, 2014, filed on February 19, 2014, May 13, 2014 and August 8, 2014, respectively, and the Registrant's Current Reports on Form 8-K and amendments thereto, filed on January 23, 2014, January 28, 2014, January 31, 2014, February 7, 2014, March 31, 2014, May 8, 2014 and August 7, 2014.

(c)	The description of the Registrant's Common Stock contained in its Registration Statement on Form S-1, filed with the Commission on May 7, 2014, including any amendments or reports filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 6.    Indemnification of Directors and Officers

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 allow a corporation to indemnify its directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, the Registrant’s best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he or she has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

The Registrant’s By-Laws state that the Registrant shall indemnify every (i) present or former director, officer, employee or agent of the Registrant and (ii) any person who served at the Registrant’s request as a director, officer, member, manager, partner, trustee, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each an “Indemnitee”).

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The Registrant’s By-Laws provide that the Registrant shall indemnify an Indemnitee against expenses, including attorneys’ fees and disbursements, and costs (and in connection with a proceeding other than a proceeding by or in the right of the Registrant, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any proceeding in which such Indemnitee was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the Registrant’s best interests, or with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful or (b) is not liable pursuant to NRS Section 78.138; provided, however, that in the event that an Indemnitee is found liable to the Registrant, the Registrant will have no obligation to indemnify such Indemnitee unless, and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as a court of competent jurisdiction or such other court shall deem proper. The By-Laws provide that the termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

Officers and directors of the Registrant are covered by insurance that, with certain exceptions and within certain limitations, indemnifies them against losses and liabilities arising from any alleged "wrongful act," including any alleged error or misstatement, misleading statement, wrongful act or omission, neglect or breach of duty, in their capacities as such. In addition, the Registrant has entered into Indemnification Agreement with each of its directors and executive officers pursuant to which the Registrant has contractually agreed to indemnify such director or officer on substantially the same terms as set forth in the By-Laws.

Item 8. Exhibits

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on May 8, 2012)

4.2	Certificate of Amendment of Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

5.1*	Opinion of Nutter, McClennen & Fish, LLP.

23.1*	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5.1).

23.2*	Consent of OUM & CO LLP.

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

99.1	The Registrant’s 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

99.2	Form of Director Option Agreement under 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

99.3	Form of Employee Option Agreement under 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

*Filed herewith.

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Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of California, on August 25, 2014.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Nathan Harding
Nathan Harding Chief Executive Officer (principal executive officer)

By:	/s/ Max Scheder-Bieschin
Max Scheder-Bieschin Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nathan Harding and Max Scheder-Bieschin, or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Steven Sherman	Director and Chairman of the Board	August 25, 2014
Steven Sherman

/s/ Nathan Harding	Director and Chief Executive Officer	August 25, 2014
Nathan Harding	(principal executive officer)

/s/ Daniel Boren	Director	August 25, 2014
Daniel Boren

/s/ Marilyn Hamilton	Director	August 25, 2014
Marilyn Hamilton

/s/ Jack Peurach	Director	August 25, 2014
Jack Peurach

/s/ Max Scheder-Bieschin	Chief Financial Officer	August 25, 2014
Max Scheder-Bieschin	(principal financial and accounting officer)

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